VIA FACSIMILE AND U.S. MAIL

                                                     	January 20,
2006

Tony M. Shelby
Executive Vice President of Finance and Chief Financial Officer
LSB Industries, Inc.
16 South Pennsylvania Avenue
Oklahoma City, Oklahoma 73107

	RE:	Form 10-K for the fiscal year ended December 31, 2004
      File No. 1-07677

Dear Mr. Shelby:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Ernest Greene, Staff Accountant, at
(202) 551-3733 or in his absence, to Nudrat Salik, Staff
Accountant,
at (202) 551-3692.


							Sincerely,


								Rufus Decker
								Accounting Branch Chief












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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE